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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the references to our firm under the captions "Selected Financial Data" and "Experts" and to the use of our report dated February 7, 1997, with respect to the financial statements of SUGEN, Inc. included in the Registration Statement (Form S-3) and the related Prospectus of SUGEN, Inc. for the registration of 2,875,000 shares of its common stock.

    We also consent to the incorporation by reference in the Registration Statement (Form S-3) and the related Prospectus of SUGEN, Inc. for the registration of 2,875,000 shares of its Common Stock of our report dated February 7, 1997, with respect to the financial statements of SUGEN, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California
October 22, 1997